SHARE PURCHASE AGREEMENT

BY AND AMONG

CHINA GROWTH EQUITY INVESTMENT LTD.

(as “China Growth”)

HEROIC TREASURE LIMITED

(as the “Seller”)

ZHUO XINRONG

(as the “Founder”)

MERCHANT SUPREME CO., LTD

(as the “Company”)

PRIME CHEER CORPORATION LIMITED

(as “Prime Cheer”)

FUJIAN PROVINCIAL PINGTAN COUNTY OCEAN FISHING GROUP CO., LTD

(as “Pingtan Fishing”)

AND

FUZHOU HONGLONG OCEAN FISHERY CO., LTD

(as “Fuzhou Honglong”)

October 24, 2012

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4.5	Valid Issuance of China Growth Shares	14
4.6	Financial Statements	14
4.7	The Commission Reports	14
4.8	No Undisclosed Liabilities	15
4.9	Absence of Certain Changes	15
4.10	Compliance with Laws	16
4.11	Litigation	16
4.12	Records	16
4.13	Disclosure	16

Article V COVENANTS OF THE FOUNDER AND THE COMPANY		17

5.1	Conduct of the Business	17
5.2	Shareholder Meeting	18
5.3	Access to Information	18
5.4	Insurance	18
5.5	Protection of Confidential Information; Non-Competition	19
5.6	Post-Closing Assurances	21
5.7	No Other Negotiations	21
5.8	No Securities Transactions	21
5.9	Fulfillment of Conditions	21
5.10	Disclosure of Certain Matters	22
5.11	Regulatory and Other Authorizations; Notices and Consents	22
5.12	Related Tax	22
5.13	The Company Proxy Statement Information	22
5.14	Interim Financial Information	23
5.15	Company Reorganization	23

Article VI COVENANTS OF CHINA GROWTH		23

6.1	Conduct of the Business	23
6.2	Shareholder Meeting	24
6.3	No Other Negotiations	24
6.4	Fulfillment of Conditions	25
6.5	Disclosure of Certain Matters	25
6.6	Post-Closing Assurances	25
6.7	Regulatory and Other Authorizations; Notices and Consents	25
6.8	Books and Records	25

Article VII ADDITIONAL COVENANTS OF THE PARTIES		26

7.1	Other Information	26
7.2	Mail Received After Closing	26
7.3	Further Action	26
7.4	Schedules	27
7.5	Execution of Agreements	27
7.6	Confidentiality	27

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7.7	Public Announcements	27
7.8	Board of China Growth	28
7.9	Registration Statement	28

Article VIII CONDITIONS TO CLOSING		28

8.1	Conditions to Each Party’s Obligations	28
8.2	Conditions to Obligations of Company	29
8.3	Conditions to Obligations of China Growth	30

Article IX INDEMNIFICATION		32

9.1	Survival	32
9.2	Indemnification by the Company	32
9.3	Indemnification by China Growth	33
9.4	Notice, Etc.	33
9.5	Limitations	34
9.6	Claims On Behalf or In Right of China Growth	34
9.7	No Claim Against Trust Fund	34
9.8	Penalty Payments	35

Article X TERMINATION AND ABANDONMENT		35

10.1	Methods of Termination	35
10.2	Effect of Termination	36

Article XI DEFINITIONS		36

Article XII GENERAL PROVISIONS		42

12.1	Expenses	42
12.2	Notices	42
12.3	Amendment	43
12.4	Waiver	43
12.5	Headings	43
12.6	Severability	44
12.7	Entire Agreement	44
12.8	Benefit	44
12.9	Governing Law	44
12.10	NO JURY TRIAL	44
12.11	Counterparts	44
12.12	Regulatory Requirements	44

- iii -

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 24, 2012 by and among the following parties:

(i)          China Growth Equity Investment Ltd., an exempted company incorporated under the laws of the Cayman Islands (“China Growth”);

(ii)         Heroic Treasure Limited, an exempted company incorporated under the laws of British Virgin Islands (the “Seller”);

(iii)        Zhuo Xinrong, a resident of the Hong Kong Special Administrative Region with Identity Certificate No. R401640(7) (the “Founder”);

(iv)        Merchant Supreme Co., Ltd, an exempted company incorporated under the laws of British Virgin Islands (the “Company”);

(v)         Prime Cheer Corporation Limited, a company incorporated under the laws of the Hong Kong Special Administrative Region (“Prime Cheer”);

(vi)        Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd, a company incorporated under the laws of PRC(“Pingtan Fishing”), which is an Affiliate of the Company by way of, among other things, certain contractual arrangements contemplated by this Agreement; and

(vii)       Fuzhou Honglong Ocean Fishery Co., Ltd., a company incorporated under the laws of the Hong Kong Special Administrative Region (“Fuzhou Honglong”).

All of the parties listed above are referred to hereinafter collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, Seller owns all of the outstanding capital shares and other equity interests of the Company;

WHEREAS, Seller desires to sell, and China Growth desires to buy, all of the outstanding capital shares and other equity interests of the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, immediately prior to the transaction contemplated by this Agreement, China Growth shall consummated a merger with China Growth Dredging Group Ltd. on the terms and subject to the conditions set forth in that certain Merger Agreement, dated as of October 24, 2012, entered into by and among China Growth, Founder and China Dredging Group Co., Ltd.

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NOW THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
PURCHASE AND SALE

1.1          Purchase and Sale. At the Closing and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign and convey to China Growth, and China Growth shall purchase from Seller, for the Purchase Price (as defined below) all of the right, title and interest in and to the issued and outstanding ordinary shares of the Company (“Company Ordinary Shares”) and, if any, the issued and outstanding options, warrants or any other equity interests in or rights to acquire Company Ordinary Shares (“Company Equity Rights”; collectively with Company Ordinary Shares, the “Company Shares”).

1.2          Purchase Price. China Growth shall pay Seller the aggregate purchase price of 25,000,000 ordinary shares of China Growth, par value $0.001 per share (“China Growth Shares”) which shall be paid or issued and delivered by China Growth to Seller (the “Purchase Price”).

Article II
THE CLOSING

2.1          The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement and pursuant to other Transaction Documents (the “Transactions”) shall take place at a closing (the “Closing”) to be held immediately after the closing of the merger contemplated by that certain Merger Agreement entered into by and between China Growth, Founder, China Growth Dredging Sub Ltd , and China Dredging Group Co., Ltd., dated October 24, 2012, subject to prior fulfillment of the conditions to the Closing set forth in Article VIII, at the offices of DLA Piper LLP (US), 701 Fifth Avenue, Suite 7000, Seattle, Washington, 98104, or at such other time, date or place as the Parties may agree upon orally or in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”. The Closing may be conducted by mail, courier or electronic means.

2.2          Deliveries.

(a)          Seller. At the Closing, Seller shall (i) assign and transfer to China Growth all of its right, title and interest in and to Company Shares by delivering to China Growth the certificates representing or documents evidencing such Company Shares (the “Certificates”), duly endorsed for transfer and free and clear of any Liens, and (ii) deliver to China Growth the certificates, opinions and other agreements and instruments contemplated by this Agreement and the other Transaction Documents.

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(b)          China Growth. At the Closing, China Growth shall (i) deliver to Seller the certificates representing or documents evidencing China Growth Shares to which Seller is entitled pursuant to Section 1.2, and (ii) the certificates, opinions and other agreements and instruments contemplated by this Agreement and the other Transaction Documents.

2.3          Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such other materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party.

Article III
REPRESENTATIONS AND WARRANTIES OF THE FOUNDER AND THE COMPANY

Subject to such exceptions as may be specifically set forth in the disclosure letter of even date herewith separately delivered to China Growth (the “Disclosure Letter”) the Seller, the Founder and the Company, respectively, represent and warrant to China Growth as of the date of this Agreement and as of the Closing Date, as follows.

3.1          Share Ownership; Subsidiaries.

(a)          Share Ownership. Seller is the sole registered owner of the Company Shares. Seller owns the Company Shares free and clear of any Liens. To the Knowledge of Seller, the Founder and the Company has not granted any options, warrants or other contractual rights outstanding which give any Person the right to acquire any Company Shares, whether or not such right is presently exercisable. There are no disputes, arbitrations or litigation proceedings pending or to the Knowledge of the Company or the Founder, threatened with respect to Company Shares.

(b)          Subsidiaries and Affiliates. Section 3.1(b) of the Disclosure Letter contains a list of all of the Subsidiaries and Affiliates of the Company, indicating the jurisdiction, form of entity, authorized and registered capital, outstanding and contributed capital, shareholders and Control relationships of each of such Subsidiaries and Affiliates. Except as may be otherwise indicated in Section 3.1(b) of the Disclosure Letter, (i) all of the outstanding shares of such Subsidiaries and Affiliates are validly issued, fully paid and non-assessable and are held free and clear of any Liens; (ii) there are no consignments, Contracts and/or equity transfer arrangements, options, warrants or other contractual rights or arrangements outstanding which give any Person the right to acquire or Control any authorized capital or any substantial part of assets of any such Subsidiary or Affiliates whether or not such right is presently exercisable; and (iii) there are no Contracts and/or equity transfer arrangements, options, warrants or other contractual rights (oral or written), trusts or other arrangements of any nature which give any Person the right to any stock rights or direct or beneficial interest in or from any such Subsidiary or Affiliate, other than the VIE agreements attached hereto as Exhibits A through D.

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3.2          Organization of Each Member of the Company Group. The Seller and each member of the Company Group is a corporate or other entity duly organized and validly existing under the Laws of its jurisdiction. Each member of the Company Group is duly qualified to do business in the jurisdictions in which the property owned, leased or operated by such entity or the nature of the business which it conducts requires qualification, or if not so qualified, such failure or failures, in the aggregate, would not have a Material Adverse Effect on such member of the Company Group. No member of the Company Group owns or is a party to any agreement to acquire, directly or indirectly, any authorized capital or any other equity securities or interest of any Person, other than of a Subsidiary or Affiliate listed in Section 3.1(b) of the Disclosure Letter, or ordinary cash management investments consistent with industry practices. Each member of the Company Group has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted and as presently contemplated to be conducted.

3.3          Authority and Corporate Action; No Conflict.

(a)          Subject to obtaining any necessary shareholder approvals, the Founder and the Company has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which the Founder or the Company is a party and to consummate the Transactions. Subject to obtaining any necessary shareholder approvals, all corporate action necessary to be taken by the Board of Directors or comparable governing body of the Founder or the Company to authorize the delivery and performance of this Agreement, the other Transaction Documents and all other documents and instruments delivered by the Founder or the Company in connection with the Transactions has been duly and validly taken. This Agreement and the other Transaction Documents to which the Founder or the Company is a party, when executed and delivered by the Founder or the Company, will constitute the valid and binding obligations of the Founder or the Company, enforceable in accordance with their respective terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy of the United States, the Cayman Islands, the British Virgin Islands or the PRC, and (iii) as enforceability may be limited by the absence of shareholder approval.

(b)          Subject to obtaining any necessary shareholder approvals, neither the execution and delivery of this Agreement or any other Transaction Document by the Seller, the Founder or the Company nor, assuming shareholder approvals, the consummation of the Transactions by the Seller, the Founder or the Company will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of the Company, (B) the certificate of incorporation, articles of association or any other charter documents of any member of the Company Group, or (C) any Law or Material Contract to which the Founder or the Company is a party or by which it (or any of its properties or assets) is subject or bound; (ii) result in the creation of, or give any Person the right to create, any Lien upon the assets of the Founder or the Company; or (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Material Contract to which the Founder or the Company is a party.

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3.4          Consents and Approvals. Subject to the provisions of the Memorandum and Articles of Association of the Company, other than as set forth in Section 3.4 of the Disclosure Letter, the execution and delivery of this Agreement and the other Transaction Documents by the Seller, the Founder and the Company, and the performance of and the consummation of the Transactions by the Seller, the Founder and the Company, does not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except as would not reasonably be expected to have Company Material Adverse Effect.

3.5          Licenses, Permits, Etc. Each member of the Company Group possesses or will possess prior to the Closing all material Permits necessary for the ownership and operation of their businesses, which necessary Permits are described or are as set forth in Section 3.5 of the Disclosure Letter. True, complete and correct copies of such Permits issued to the member of the Company Group have previously been delivered to China Growth. All such Permits are in full force and effect. Each member of the Company Group has complied and will comply, and have caused or will cause their respective officers, directors and employees to comply, in all material respect, with all terms of such Permits, and will take or cause to be taken any and all actions necessary to ensure that all such Permits remain in full force and effect and that the terms of such Permits are not violated through the Closing Date. No member of the Company Group is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. Neither the execution and delivery of this Agreement, the other Transaction Documents or any of the other documents or instruments contemplated hereby or thereby nor the consummation of the Transactions nor compliance by any member of the Company Group with any of the provisions hereof or thereof will result in any suspension, revocation, impairment, forfeiture or nonrenewal of any such Permit applicable to the business of any member of the Company Group, except as would not reasonably be expected to have a Company Material Adverse Effect.

3.6          Taxes, Tax Returns and Audits. The Company and each member of the Company Group has filed on a timely basis (taking into account any extensions received from the relevant taxing authorities) all returns and reports pertaining to all Taxes that are or were required to be filed by the Company or member of the Company Group with the appropriate taxing authorities in all jurisdictions in which such returns and reports are or were required to be filed, and all such returns and reports are true, correct and complete in all material respects. All Taxes that are due from or may be asserted against the Company or any member of the Company Group (including deferred Taxes) in respect of or attributable to all periods ending on or before the Closing Date have been or will be fully paid, deposited or adequately provided for by the Company or member of the Company Group or are being contested in good faith by appropriate proceedings. No issues have been raised (or are currently pending) by any taxing authority in connection with any of the returns and reports referred to above which might be determined adversely to the Company or member of the Company Group. None of the members of the Company Group nor the Company has given or requested to give waivers or extensions of any statute of limitations with respect to the payment of Taxes. There are no Tax Liens affecting the Company or member of the Company Group or their respective assets which have not been satisfied or discharged by payment or concession by the relevant taxing authority. Section 3.6 of the Disclosure Letter sets forth an accurate and complete list of the Tax obligations and liabilities that each member of the Company Group had at the date of the signing of this Agreement.

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3.7          Compliance with Laws; No Improper Transactions.

(a)          Except as set forth in Section 3.7 of the Disclosure Letter, (i) the business of the Company and each member of the Company Group has been conducted, and is now being conducted and will be conducted prior to the Closing, in compliance with all applicable Laws in all material respects and (ii) the Company and each member of the Company Group, its officers and directors and, to the Knowledge of the Company or such member of the Company Group, its employees (a) are not, and during the periods of existence of the Company, Seller or member of the Company Group were not, in violation of, or not in compliance with any such applicable Laws in any material respect with respect to the conduct of the businesses of the Company or such member of the Company Group; and (b) have not received any written notice from any Governmental Authority, and to the Knowledge of the Company or such member of the Company Group, none is threatened, alleging that the Company or such member of the Company Group has violated, or not complied with, any applicable Laws, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b)          No member of the Company Group or to the Knowledge of the Founder or the Company, any of its officers, directors, employees, agents, Affiliates or any other Person acting on their behalf has, either directly or indirectly, engaged in, authorized or knowingly permitted the (i) offer or payment of any bribe or kickback to any official or employee of any Governmental Authority or any relative of any such official or employee, or any other payments to such Persons, whether or not legal, for the purpose of inducing or rewarding any favorable action by any official or employee of any Governmental Authority, including in order to obtain or retain business or to receive favorable treatment with regard to business, (ii) offer or payment of any bribe or kickback to persons other than government officials or their relatives, or any other payments to such persons, whether or not legal, to obtain or retain business or to receive favorable treatment with regard to business, (iii) offer or payment of any bribe, kickback or illegal contribution to any political party, political candidate or holder of governmental office, or any employee of any of the foregoing, including in order to obtain or retain business or to receive favorable treatment with regard to business, (iv) offer or payment of fees to consultants or commercial agents which disguise offers or payments aimed for a bribe, kickback or illegal contribution, or (v) offer or payment of any payments or reimbursements made to personnel of the Company or any member of the Company Group for the purposes of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in subsections (i) through (iv) above.

3.8          Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the Knowledge of the Founder or the Company, threatened against the Company or any member of the Company Group before any Governmental Authority, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any member of the Company Group or any of its respective properties is subject to any order, judgment, injunction or decree.

3.9          Records. The books of account, minute books, stock certificate books, stock transfer ledgers or comparable documents or instruments of each member of the Company Group are complete and correct in all material respects and there have been no transactions involving any member of the Company Group which are required to be set forth therein and which have not been so set forth.

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3.10        Financial Statements. Section 3.10 of the Disclosure Letter sets forth (i) the audited consolidated financial statements of the Company Group included for the year ended December 31, 2011 (collectively, the “Audited Financial Statements”), which fairly present in conformity with U.S. GAAP, the financial condition and results of operations of the Company Group as of the dates and for the periods indicated therein and (ii) the interim consolidated financial statements of the Company Group as of and for the six months ended June 30, 2012, (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Company Financial Statements”), fairly present in conformity with U.S. GAAP the financial condition and results of operations of the Company Group as of the dates and for the periods indicated therein, except as disclosed therein and except for the absence of notes.

3.11        No Undisclosed Liabilities. Except as set forth in the Disclosure Letter, no member of the Company Group has any material liabilities, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on the Company Financial Statements or (b) those incurred since June 30, 2012, to the date of this Agreement in the ordinary course of business and consistent with prior practice.

3.12        Real Property. Except as otherwise set forth under Section 3.12 of the Disclosure Letter, all real property held or used by the Company Group for its business (“Real Property”) is under valid, binding and enforceable leases (the “Real Property Leases”). Section 3.12 of the Disclosure Letter correctly describes all Real Property Leases of each member of the Company Group. A true, correct and complete copy of all Real Property Leases has been delivered to China Growth. No member of the Company Group is in default under any of the Real Estate Leases or is aware of any default by any of the lessors thereunder. Except as disclosed in Section 3.12 of the Disclosure Letter, the use and operation of the Real Property is in full compliance in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property and, effective as of the Closing, the Company Group shall have the right under all Laws to continue the use and operation of the Real Property in the conduct of their businesses. Each member of the Company Group has accepted possession of the leased Real Property under each Real Property Lease and is in actual possession thereof.

3.13        Certain Personal Property.

(a)          Section 3.13 of the Disclosure Letter contains an accurate and complete list and description of the material fixed assets, including items of tangible personal property, of the members of the Company Group specifying the material documents and information (such as the location, ownership certificate, license, permit or any other certificate issued by PRC authorities) of all material items of tangible personal property of the members of the Company Group that were included in the Company Financial Statements, including but not limited to vessels and material equipment (collectively, the “Certain Personal Property”), and lists and accurately describes any lease of vessels and material equipment in the conduct of their business (the “Certain Personal Property Leases”). No member of the Company Group is in default under any of the Certain Personal Property Leases or is aware of any default by any of the lessors thereunder. Except as disclosed in Section 3.13 of the Disclosure Letter, the possession, use and operation of the Certain Personal Property and the Certain Personal Property Lease are in compliance in all material respects with all Laws affecting the Certain Personal Property and, effective as of the Closing, the Company Group shall have the right under all Laws to continue the possession, use and\or operation of the Certain Personal Property and the Certain Personal Property Leases in the conduct of their businesses.

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(b)          No member of the Company Group has received written notice of, or otherwise had Knowledge of, any condemnation or regulatory proceeding, either instituted or planned to be instituted, which would have an effect on the ownership, use and operation of any portion of the Certain Personal Property for its intended purpose or the value of any material portion of the Certain Personal Property, nor has such member of the Company Group received written notice of any special assessment proceedings affecting any of the Certain Personal Property.

(c)          No member of Company Group has received written notice and has any Knowledge of any pending or threatened condemnation proceeding affecting the Certain Personal Property or any part thereof or of any sale or other disposition of the Certain Personal Property or any part thereof in lieu of condemnation.

(d)          No portion of the Certain Personal Property has suffered any material damage by any casualty which has not heretofore been completely repaired and restored to its original condition, subject to ordinary wear and tear.

3.14        Contracts, Obligations and Commitments. Except as set forth in Section 3.14 of the Disclosure Letter, no member of the Company Group has any existing Contract, obligation or commitment (written or oral) of any nature (other than obligations involving payments of less than $2,000,000 individually), including without limitation the following:

(a)          Employment, bonus, severance or consulting agreements, retirement, stock bonus, stock/share option, or similar plans;

(b)          Loans or other Contracts, notes, indentures or instruments relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a Lien on any of the assets of any member of the Company Group or any Contract or instrument evidencing any guaranty by any member of the Company Group of payment or performance by any other Person;

(c)          Contracts of any kind relating to employment matters such as labor agreements or agreements providing for benefits under any plan;

(d)          Any Contract or series of Contracts with the same Person for the furnishing or purchase of equipment, goods or services, except for purchase and sales orders in the ordinary course of business;

(e)          Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which any member of the Company Group is a party or by which it is bound;

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(f)          Contracts which limit the freedom of any member of the Company Group to compete in any line of business or in any geographic area or with any Person;

(g)          Contracts providing for disposition of the assets, businesses or a direct or indirect ownership interest in any member of the Company Group;

(h)          Any Contract, commitment or arrangement not made in the ordinary course of business of any member of the Company Group; or

(i)          Contracts with any Governmental Authority.

Except as set forth in Section 3.14 of the Disclosure Letter, each Material Contract to which any member of the Company Group is a party is, to the Knowledge of the Company, a valid and binding obligation of such Party and is enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect, and no member of the Company Group has breached any provision of, nor is in default in any material respect under the terms of any of the Contracts.

3.15        Intellectual Property Rights. Unless otherwise listed in Section 3.15 of the Disclosure Letter, neither the Company nor any member of the Company Group owns any Intellectual Property material for its business. Each member of the Company Group (i) has legally valid rights to use of all Intellectual Property required for use in connection with its business, (ii) except for over-the-counter Software, does not use any Intellectual Property by consent of any other Person and is not required to and does not make any payments to others with respect thereto, and (iii) does not license any Intellectual Property to any other Person. The Intellectual Property of the Company Group is fully assignable free and clear of any Liens. To the Company’s Knowledge, no member of the Company Group has received any notice to the effect (nor is it otherwise aware) that the Intellectual Property or any use thereof by any member of the Company Group conflicts with or allegedly conflicts with or infringes the rights of any Person.

3.16        Title to and Condition of Assets. Except as set forth in the Disclosure Letter, each member of the Company Group has good and marketable title to all the properties and assets owned by it. Except as set forth in Section 3.16 of the Disclosure Letter, none of such properties and assets is subject to any material Lien, option to purchase or lease, easement, restriction, covenant, condition or imperfection of title or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise.

3.17        Absence of Certain Changes. Except as set forth on Section 3.17 of the Disclosure Letter or agreed by China Growth in advance and incurred in the ordinary course of business in compliance with past practice, as of the date of this Agreement, no member of the Company Group has, since January 1, 2012:

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(a)          borrowed or agreed to borrow any funds exceeding $500,000 (or other currency equivalent) if the total amount incurred pursuant to Section 3.17(a) to (e) have exceeded $1,000,000, except current bank borrowings not in excess of the amount thereof shown on the Company Financial Statements;

(b)          except for borrowings described in section 3.17(a), incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $500,000 (or other currency equivalent) if the total amount incurred pursuant to Section 3.17(a) to (e) have exceeded $10,000,000, except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(c)          discharged or satisfied any encumbrance exceeding $500,000 (or other currency equivalent) if the total amount incurred pursuant to Section 3.17(a) to (e) have exceeded $10,000,000, or paid any obligation or liability other than current liabilities shown on the Company Financial Statements and liabilities incurred since June 30, 2012 in the ordinary course of business and consistent with prior practice;

(d)          sold, transferred, leased to others or otherwise disposed of any assets exceeding $500,000 (or other currency equivalent) if the total amount incurred pursuant to Section 3.17(a) to (e) have exceeded $10,000,000, except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(e)          received any notice of termination of any Contract, or suffered any damage, destruction or loss exceeding $500,000 (or other currency equivalent) if the total amount incurred pursuant to Section 3.17(a) to (e) have exceeded $10,000,000 (whether or not covered by insurance);

(f)          had any material change in its relations with its employees, agents, clients, customers or insurance carriers which has had or would reasonably be expected to have a Company Material Adverse Effect;

(g)          transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property or modified any existing rights with respect thereto;

(h)          declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to any shareholder of any member of the Company Group or any Affiliate thereof, or purchased or redeemed, or agreed to purchase or redeem, any of its issued shares, or made or agreed to make any payment to any shareholder of any member of the Company Group or any Affiliate thereof, whether on account of debt, management fees or otherwise;

(i)          suffered any Company Material Adverse Effect; or

(j)          entered into any Contract or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (e), (f) or (i)).

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3.18        Employee Plans; Labor Matters. Section 3.18 of the Disclosure Letter contains an accurate and complete list and description of all material employee benefits, including without limitation pension, medical insurance, work related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits, which any member of the Company Group is obligated to pay, including amounts and recipients of such payments. Except as disclosed in Section 3.18 of the Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, (i) each member of the Company Group has complied in all material respects with all applicable Laws relating to employment benefits, including without limitation pension, medical insurance, work-related injury insurance, birth and nursery insurance, unemployment insurance and educational benefits; (ii) all contributions or payments required to be made by any member of the Company Group with respect to employee benefits have been made on or before their due dates; and (iii) all such contributions and payments required to be made by any employees of any member of the Company Group with respect to the employee benefits have been fully deducted and paid to the relevant Governmental Authorities on or before their due dates, and no such deductions have been challenged or disallowed by any Governmental Authority or any employee of any member of the Company Group.

3.19        Related Transactions. Except for compensation to employees for services rendered, no director, officer, or, to the Knowledge of the Founder and the Company, holder of more than 5% of Company Shares is presently (a) a party to any transaction with any member of the Company Group (including without limitation any Contract providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring payments to, any such director, officer or shareholder), or (b) the direct or indirect owner of an interest in any Person which is a present or potential competitor or customer of any member of the Company Group nor does any such Person receive income from any source other than any member of the Company Group which should, under applicable law, properly accrue to any member of the Company Group.

3.20        Insurance. Section 3.20 of the Disclosure Letter sets forth a complete list and complete and accurate description of all insurance policies maintained by any member of the Company Group which are in force as of the date hereof and the amounts of coverage thereunder. During the past three years, no member of the Company Group has been refused insurance, nor has any claim in excess of $2,000,000 been made in respect of any such agreements or policies, except as set forth in Section 3.20 of the Disclosure Letter. Such insurance is adequate to protect each member of the Company Group and its financial condition against the risks involved in the conduct of their businesses.

3.21        Acquisition of China Growth Shares.

(a)          Acquisition Entirely for Own Account. China Growth Shares to be acquired by Seller will be acquired for investment for Seller’s own account and not with a view to the resale or distribution of any part thereof.

(b)          Disclosure of Information. Seller acknowledges that all of the Commission Reports were fully available to Seller, and Seller has reviewed and understands such reports. Seller acknowledges that it has received all the information that it has requested relating to China Growth’s acquisition of Company Shares, including any information regarding China Dredging Group Ltd. and its merger with China Growth’s wholly-owned subsidiary immediately prior to the Transaction, Seller further represents that it have had an opportunity to ask questions and receive answers from China Growth regarding the terms and conditions of such acquisition.

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(c)          Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(d)          Restricted Securities. Seller understands that the China Growth Shares to be acquired by Seller constitute “restricted securities” under the U.S. federal securities Laws and that under such Laws and applicable regulations such securities may only be sold in the United States pursuant to an effective registration statement or an available exemption from registration. Seller agrees and acknowledges that China Growth Shares to be acquired by the Seller shall be subject to lockup for a one-year period starting from the Closing.

(e)          Legends. It is understood that the certificates evidencing China Growth Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER, OR DISPOSITION MAY BE EFFECTUATED WITHOUT REGISTRATION UNDER THE ACT.”

3.22        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.23        Disclosure; No Other Representations. No representation or warranty by the Founder or the Company contained in this Agreement and no information contained in Disclosure Letter or any exhibit hereto furnished or to be furnished to China Growth pursuant to this Agreement or the other Transaction Documents or in connection with the Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. Except for the representations and warranties contained in this Agreement, neither the Founder, the Company, any member of the Company Group, any of their Representatives, nor any other Person makes or shall be deemed to make any representation or warranty to China Growth, express or implied, at law or in equity, on behalf of the Founder or the Company, and China Growth acknowledges that it is relying solely on the representations and warranties contained herein.

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Article IV
REPRESENTATIONS AND WARRANTIES OF CHINA GROWTH

China Growth represents and warrants to the Founder and the Company, as of the date of this Agreement and as of the Closing Date, as follows:

4.1          Organization. China Growth is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands.

4.2          Capitalization.

(a)          Capitalization. The authorized share capital of China Growth includes 60,000,000 ordinary shares and 5,000,000 preferred shares of which 6,250,000 ordinary shares are issued and outstanding and no preferred shares are issued and outstanding. There are warrants outstanding to purchase up to 3,966,667 ordinary shares at a current exercise price of $12 per share (the number and price subject to adjustment), expiring on the fifth anniversary of the China Growth initial business combination. Except as set forth in this Section 4.2, there are no other options, warrants or rights (other than as contemplated by this Agreement) to acquire any capital shares of China Growth.

(b)          Disputes. There are no disputes, arbitrations or litigation proceedings involving China Growth with respect to the ordinary shares and outstanding warrants, options and other rights relating to the share capital of China Growth.

(c)          Issuances. Except for the issuance of ordinary shares, warrants, units and options as set forth in the Commission Reports of China Growth and the Registration Statement on Form F-1 (File No. 333-134459), there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of China Growth.

4.3          Authority and Corporate Action; No Conflict.

(a)          Subject to obtaining shareholder approval of the contemplated amendment to its Memorandum and Articles of Association, China Growth has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents and, subject to the requirement to obtain shareholder approval, to consummate the Transactions. This Agreement and the other Transaction Documents, when duly executed and delivered by China Growth, constitutes the valid, binding and enforceable obligation of China Growth, enforceable in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) as enforceability of any indemnification provision may be limited by federal and state securities laws and public policy and (iii) as enforceability may be limited by the absence of shareholder approval.

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(b)          Subject to obtaining shareholder approval of the contemplated amendment to its Memorandum and Articles of Association, neither the execution and delivery of this Agreement or any other Transaction Documents by China Growth nor (assuming receipt of shareholder approval) the consummation of the Transactions will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the Memorandum and Articles of Association of China Growth or (B) any Law or Contract to which China Growth is a party or by which China Growth (or any of the properties or assets of China Growth) is subject or bound; (ii) result in the creation of, or give any Person the right to create, any Lien upon the assets of China Growth; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which China Growth is a party; or (iv) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to China Growth.

4.4          Consents and Approvals. Other than the requirement to obtain shareholder approval for (i) the contemplated amendment to China Growth’s Memorandum and Articles of Association; and (ii) the acquisition of the Company, the execution and delivery of this Agreement and the other Transaction Documents by China Growth does not, and the performance of this Agreement and the other Transaction Documents by China Growth will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other third party.

4.5          Valid Issuance of China Growth Shares. China Growth Shares to be issued to Seller will be duly and validly authorized and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute legally binding obligations of China Growth in accordance with their terms and will have been issued in compliance with all applicable federal and state securities Laws.

4.6          Financial Statements. The audited consolidated financial statements of China Growth included in China Growth’s Annual Report on Form 10-K for the year ended December 31, 2011, fairly present in conformity with U.S. GAAP applied on a consistent basis the financial position and assets and liabilities of China Growth as of the dates thereof and China Growth’s results of operations and cash flows for the periods then ended. The balance sheet of China Growth as of December 31, 2011 that is included in such financial statements is referred to herein as “China Growth’s Balance Sheet.” The interim consolidated financial statements of China Growth included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 fairly present in conformity with U.S. GAAP applied on a consistent basis the financial position and assets and liabilities of China Growth as of the dates thereof and China Growth’s results of operations and cash flows for the periods then ended, except as disclosed therein and except for the absence of notes.

4.7          The Commission Reports.

(a)          China Growth has delivered to the Founder and the Company, or has made available by publicly available filing, (i) China Growth’s Annual Report on Form 10-K for the year ended December 31, 2011, (ii) China Growth’s prospectus, dated May 26, 2011, relating to its initial public offering of securities, and (iii) all other reports filed with the Securities and Exchange Commission (the “Commission”) by China Growth under the Exchange Act (all of such materials, together with any amendments thereto and documents incorporated by reference therein, are referred to herein as the “Commission Reports”).

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(b)          As of its filing date or, if applicable, its effective date, each Commission Report complied in all material respects with the requirements of the Laws applicable to China Growth for such Commission Report, including the Securities Act and the Exchange Act.

(c)          Each Commission Report as of its filing date and the prospectus referred to in clause (ii) of Section 4.7(a), as of its effective date, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. China Growth has filed all reports under the Exchange Act that were required to be filed as of the date hereof and will have filed all such reports required to have been filed through the Closing Date and has otherwise materially complied with all requirements of the Securities Act and the Exchange Act.

4.8          No Undisclosed Liabilities. China Growth does not have any liabilities, debts or cash contingencies, pledges in any form, obligations, undertakings or arrangements, whether known or unknown, absolute, accrued, contingent or otherwise, except (a) as and to the extent reflected or reserved against on China Growth’s Balance Sheet; and (b) those incurred since December 31, 2011 in the ordinary course of business and consistent with prior practice.

4.9          Absence of Certain Changes. Except as contemplated by this Agreement and the other Transaction Documents and those incurred in ordinary business of business consistent with past practice, China Growth has not, since December 31, 2011:

(a)          issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury), or granted or agreed to grant any options (including employee stock options), warrants or other rights for the issue thereof;

(b)          been removed from trading on the Nasdaq Capital Markets because of a breach or violation of any applicable Laws, or received notice by any security supervisory agencies warning or punishing China Growth due to a violation of exchange market rules or receive notice of termination or suspension in trading on the Nasdaq Capital Markets, except for suspensions for trading in normal situations;

(c)          borrowed or agreed to borrow any funds exceeding $50,000, except current bank borrowings not in excess of the amount thereof shown on the China Growth’s Balance Sheet;

(d)          incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due exceeding $50,000, except current liabilities for trade obligations incurred in the ordinary course of business and consistent with prior practice;

(e)          discharged or satisfied any encumbrance exceeding $50,000 other than those then required to be discharged or satisfied, or paid any obligation or liability other than current liabilities shown on the China Growth’s Balance Sheet and liabilities incurred since January 1, 2012 in the ordinary course of business and consistent with prior practice;

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(f)          sold, transferred, leased to others or otherwise disposed of any assets exceeding $50,000, except for inventories sold in the ordinary course of business and assets no longer used or useful in the conduct of its business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

(g)          received any notice of termination of any Contract or suffered any damage, destruction or loss exceeding $50,000 (whether or not covered by insurance) which, in any case or in the aggregate, has had, or might reasonably be expected to have, a Material Adverse Effect on China Growth;

(h)          had any material change in its relations with its employees or agents, customers, clients or insurance carriers which has had or might reasonably be expected to have a Material Adverse Effect on China Growth;

(i)          suffered any other Material Adverse Effect in its assets, liabilities, financial condition, results of operations or business; or

(j)          entered into any agreement or made any commitment to take any of the types of action described in any of the foregoing clauses (other than clauses (g), (h) or (i)).

4.10        Compliance with Laws. The business of China Growth has been conducted, and is now being conducted, in compliance in all material respects with all applicable Laws. China Growth and, to the best Knowledge of China Growth, its officers, directors and employees (i) are not, and during the periods of China Growth’s existence were not, in violation of, or not in compliance with, in any material respect any such applicable Laws with respect to the conduct of the businesses of China Growth; and (ii) have not received any notice from any Governmental Authority, and to the best Knowledge of China Growth none is threatened, alleging that China Growth has violated, or not complied with, any of the above.

4.11        Litigation. There are no actions, suits, arbitrations or other proceedings pending or, to the best Knowledge of China Growth, threatened against China Growth at law or in equity before any Governmental Authority. Neither China Growth nor any of their property is subject to any order, judgment, injunction or decree that would have a Material Adverse Effect on China Growth.

4.12        Records. The books of account, minute books, stock certificate books and stock transfer ledgers or comparable documents or instruments of China Growth are complete and correct, and there have been no transactions involving China Growth which are required to be set forth therein and which have not been so set forth.

4.13        Disclosure. No representation or warranty by China Growth contained in this Agreement and no information contained in any schedule or other instrument furnished or to be furnished to Seller pursuant to this Agreement or the other Transaction Documents or in connection with the Transactions contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

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Article V
COVENANTS OF THE FOUNDER AND THE COMPANY

5.1          Conduct of the Business. The Founder and the Company covenants and agrees that, from the date hereof to the earlier of the Closing Date or the termination of this Agreement, except as otherwise set forth in this Agreement or the other Transaction Documents or with the prior written consent of China Growth, and subject to applicable fiduciary duties and except for the purpose of implementing the Reorganization Plan, the Founder and the Company shall, and shall use commercially reasonable efforts to cause the members of the Company Group to:

(a)          conduct the business only in the ordinary course of business and in a manner consistent with the current practice of the business, to preserve substantially intact the business organization of each member of the Company Group, use commercially reasonable efforts to keep available the services of the current employees of each member of the Company Group, use commercially reasonable efforts to preserve the current relationships of each member of the Company Group with customers and other Persons with which such member has significant business relations and to comply with all applicable Laws;

(b)          not pledge, sell, transfer, dispose of or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of the shares of any member of the Company Group, or enter into any discussions or negotiations with any other party to do so;

(c)          not pledge, sell, lease, transfer, dispose of or otherwise encumber any property or assets of any member of the Company Group, other than consistent with past practices and in the ordinary course of business of such member or enter into any discussions or negotiations with any other party to do so;

(d)          not issue any shares of capital stock of any member of the Company Group or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, of any member of the Company Group or any options therefor or any securities convertible into or exchangeable for capital stock of any member of the Company Group or enter into any agreements in respect of the ownership or Control of such capital stock.

(e)          not declare any dividend or make any distribution in cash, securities or otherwise on the outstanding shares of capital stock of any member of the Company Group or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of their Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay existing indebtedness of such member of the Company Group;

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(f)          not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any officer or employee of any member of the Company Group or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable Laws;

(g)          not to amend the memorandum and articles of association or any other comparable organizational or charter documents of any member of the Company Group;

(h)          not to merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i)          not to make any payments outside the ordinary course of business;

(j)          not make any capital expenditures, except in accordance with or for ordinary business and operational practices; and

(k)          not take or agree to take any actions that would cause a breach in representations or warranties contained in this Agreement or prevent the Company from performing its covenants hereunder.

5.2          Shareholder Meeting. The Company shall cause a meeting of its shareholders to be duly called and held, or cause action to be taken by written consent of shareholders in lieu of a meeting, as soon as reasonably practicable for the purpose of approving any aspect of this Agreement or the Transactions that require such approval (including, if applicable, increase of authorized shares), pursuant to the requirements of the Company’s Memorandum and Articles of Association. The Company will use commercially reasonable efforts to cause its board of directors to recommend that the shareholders provide such approvals.

5.3          Access to Information. Between the date of this Agreement and the Closing Date, the Company will (a) permit China Growth and its Representatives reasonable access upon notice and during normal business hours to all of the books, records, reports and other related materials, offices and other facilities and properties of any member of the Company Group; (b) permit China Growth and its Representatives to make such inspections thereof as China Growth may reasonably request upon notice and during normal business hours; and (c) furnish China Growth and its Representatives with such financial and operating data (including, subject to applicable law, the work papers of the Company’s Accountants) and other information with respect to any member of the Company Group as China Growth may from time to time reasonably request.

5.4          Insurance. Through the Closing Date, the Company shall use commercially reasonable efforts to ensure that each member of the Company Group maintains insurance policies providing insurance coverage for their businesses and assets of the kinds, in the amounts and against the risks as are commercially reasonable in the regions where they operate for the businesses and risks covered.

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5.5          Protection of Confidential Information; Non-Competition.

(a)          Confidential Information. The Founder acknowledges that:

(i)          As a result of the Seller’s and the Founder’s share ownership of and employment by any member of the Company Group, the Founder has obtained secret and confidential information of the members of the Company Group including, without limitation, financial and business information, trade secrets and “know-how,” customers, and certain methodologies (“Confidential Information”). For the sake of clarity, “Confidential Information” shall not include information that can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of the Founder or (c) later lawfully acquired from other sources, which source is not the agent of the Founder, by the party to which it was furnished).

(ii)         the Company Group will suffer substantial damage which will be difficult to compute if the Founder should divulge Confidential Information or enter a business competitive with that of the Company Group.

(iii)        the provisions of this Section 5.5 are reasonable and necessary for the protection of the business of the Company Group.

(b)          Maintain Confidentiality. The Founder shall not at any time after the date hereof, divulge to any Person any Confidential Information obtained or learned as a result of share ownership of or employment by any member of the Company Group except (i) with the express written consent of China Growth on or before the Closing Date; (ii) to the extent that any such information is in the public domain other than as a result of a breach by the Founder of any obligations in this Section 5.5; or (iii) where required to be disclosed by court order, subpoena or other government process. If the Founder shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, the Founder will promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the expense of the Company, shall: (A) take all reasonably necessary steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (B) permit any member of the Company Group to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

(c)          Records. At the Closing, the Founder will promptly deliver to any member of the Company Group all original memoranda, notes, records, reports, manuals, formula and other documents relating to the business and properties of such member, which the Founder then possesses or has under its control; provided, however, that the Founder shall be entitled to retain copies of such documents reasonably necessary to document its financial or other relationship with any member of the Company Group; and provided, further, that during the period of his employment by any member of the Company Group, the Founder shall be entitled to retain such documents as shall be reasonably necessary to permit the Founder to perform his duties as an employee.

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(d)          Non-Compete. During the Non-Competition Period, the Founder shall not, without the prior written permission of the China Growth, anywhere in the PRC, directly or indirectly, (i) enter into the employ of or render any services to any Person engaged in any business which is a “Competitive Business” (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other Person to employ or retain, any Person who was employed or retained by any member of the Company Group in the six-month period prior to the date that all relationships of such Person terminates with such member; or (v) solicit, interfere with, or endeavor to entice away from any member of the Company Group, for the benefit of a Competitive Business, any of its customers or other Persons with whom any member of the Company Group has a business relationship. However, nothing in this Agreement shall preclude him from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in their beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business.

(e)          Injunctive Relief. If the Founder breaches, or threatens to breach, any of the provisions of Sections 5.5(b), (c) or (d), any member of the Company Group shall have the right and remedy to have the provisions of this Section 5.5 specifically enforced by any Governmental Authority, it being acknowledged and agreed by the Founder that any such breach or threatened breach will cause irreparable injury to the Company Group and that money damages will not provide an adequate remedy.

(f)          Modification of Scope. If any provision of Sections 5.5(b), (c) or (d) is held to be unenforceable because of the scope, duration or area of its applicability, the Governmental Authority making such determination shall have the power to modify such scope, duration, or area, or all of them, of such provision, and such provision or provisions shall then be applicable in such modified form.

(g)          Competitive Business. As used in this Agreement,

(i)          “Competitive Business” means any business which operates in any current or planned industry segment and current or planned geographic market of any member of the Company Group, except Fuzhou Honglong, and

(ii)         “Non-Competition Period” means the period beginning on the date of this Agreement and terminating two (2) years from the Closing Date.

(h)          Fuzhou Honglong. The Parties agree that, after the Closing, if Fuzhou Honglong is offered or becomes aware of any of the following business opportunities (each, a “New Opportunity”), Fuzhou Honglong shall first refer such New Opportunity to Pingtan Fishing, and may pursue the New Opportunity only to the extent that Pingtan Fishing does not elect to participate in such New Opportunity:

(i)          to build or purchase any fish processing facilities;

(ii)         to expand its operations into new fishing territory or establish new fishing bases or cooperate with any other commercial fishing companies to do the same;

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(iii)        to acquire a Competitive Business, if such acquisition (a) would lead to an expansion of the Pingtan Fishing’s fleet, fishing territory or fishing bases if effected; and

(iv)        to acquire any or all fishing assets owned or controlled by the Zhuo family or any person or entity affiliated with the Zhuo family.

5.6          Post-Closing Assurances. From time to time after the Closing, the Founder and the Company will take such other actions and execute and deliver such other documents, certifications and further assurances as China Growth may reasonably require in order to manage and operate the Company, including but not limited to executing such certificates as may be reasonably requested by China Growth’s accountants in connection with any audit of the financial statements of the Company for any period through the Closing Date.

5.7          No Other Negotiations. Except as otherwise set forth in this Agreement or the other Transaction Documents and for actions in connection with the Reorganization Plan, and subject to applicable fiduciary duties until the earlier of the Closing or the termination of this Agreement, the Founder and the Company shall not (a) solicit, encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for any acquisition of any capital shares of any member of the Company Group or of any part of their respective assets or businesses (in whole or in part), nor shall the Founder or the Company provide, or assist any member of the Company Group in providing, any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition. The Founder and the Company shall immediately notify China Growth of any such inquiries or proposals or requests for information for such purpose.

5.8          No Securities Transactions. Neither Seller nor any of the Company’s Subsidiaries, directly or indirectly, shall engage in any transactions involving the securities of China Growth prior to the time of the making of a public announcement of the Transactions. The Founder shall use commercially reasonable efforts to cause each of the officers, directors, employees, agents, equity holders and Representatives of the members of the Company Group to comply with the foregoing requirement.

5.9          Fulfillment of Conditions. The Founder and the Company shall use its commercially reasonable efforts to fulfill all the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its Control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct the business in such manner that on the Closing Date the representations and warranties of the Founder and the Company contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

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5.10        Disclosure of Certain Matters. From the date hereof through the Closing Date, the Founder or the Company shall give China Growth prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of the Founder or the Company contained herein to be inaccurate in a material respect, (c) gives the Founder or the Company any reason to believe that any of the conditions set forth in Article VIII will not be satisfied, (d) would reasonably been expected to have a Company Material Adverse Effect, or (e) would require any amendment or supplement to the Proxy Statement.

5.11        Regulatory and Other Authorizations; Notices and Consents.

(a)          The Founder and the Company shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the other Transaction Documents and will reasonably cooperate with China Growth in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)          The Founder and the Company shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as China Growth may in its reasonable discretion deem necessary or desirable in connection with the Transactions.

(c)          China Growth shall cooperate and use commercially reasonable efforts to assist the Founder and the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that China Growth shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which China Growth in its sole discretion may deem adverse to the interests of China Growth or any member of the Company Group.

5.12        Related Tax. The Parties shall assume respectively, pursuant to the applicable laws, any Tax and duties assessed by any Governmental Authority in connection with, or as a result of the issuance of China Growth Shares and other consideration received pursuant to this Agreement.

5.13        The Company Proxy Statement Information. The Founder and the Company will furnish to China Growth such information as is reasonably required by China Growth for the preparation of a Proxy Statement as required by the Exchange Act in accordance with the requirements of the Commission, including full and accurate descriptions of the Company and its businesses, material agreements affecting such businesses, and the Company Financial Statements, as required by the rules and regulations of the Commission for disclosure of a business combination in the Proxy Statement (collectively, the “Proxy Statement Information”). The Proxy Statement Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Statement Information not misleading as of their respective dates.

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5.14        Interim Financial Information. From the date of this Agreement until the Closing, the Company shall provide to China Growth a copy of (i) the monthly internal management report of financial information concerning the members of the Company Group on an individual and consolidated basis in a form reasonably satisfactory to China Growth, and (ii) a monthly balance sheet and income statement on an individual and consolidated basis for the members of the Company Group. The above interim financial information shall be delivered to China Growth within forty-five (45) days after the end of each month following the date of this Agreement. The members of the Company Group will prepare the above financial information in good faith in accordance with U.S. GAAP.

5.15        Company Reorganization. From the date of this Agreement until the Closing, Seller, the Founder, the Company and Pingtan Fishing shall complete the reorganization described in the Reorganization Plan set forth in Exhibit F attached hereto.

Article VI
COVENANTS OF CHINA GROWTH

6.1          Conduct of the Business. China Growth covenants and agrees that, from the date hereof through the Closing Date, except (i) as otherwise set forth in this Agreement or the other Transaction Documents, or (ii) with the prior written consent of the Founder and the Company, China Growth shall:

(a)          conduct its business only in the ordinary course of business and in a manner consistent with the current practice of its business, except as required to preserve substantially intact its business organization, to preserve its current relationships with customers and other Persons with which it has significant business relations and to comply with all Laws;

(b)          not pledge, sell, transfer, dispose of or otherwise encumber or grant any rights or interests to others of any kind with respect to all or any part of its capital securities;

(c)          not pledge, sell, lease, transfer, dispose of or otherwise encumber any of its properties or assets, other than consistent with past practices and in the ordinary course of business;

(d)          not issue any of its share capital or any other class of securities, whether debt (other than debt incurred in the ordinary course of business and consistent with past practice) or equity, or any options therefor or any securities convertible into or exchangeable for its shares or enter into any Contracts in respect of the ownership or Control of such shares of capital;

(e)          not declare any dividend or make any distribution in cash, securities or otherwise on its outstanding shares of capital or directly or indirectly redeem, purchase or in any other manner whatsoever advance, transfer (other than in payment for goods received or services rendered in the ordinary course of business), or distribute to any of its Affiliates or otherwise withdraw cash or cash equivalents in any manner inconsistent with established cash management practices, except to pay its existing indebtedness;

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(f)          not make, agree to make or announce any general wage or salary increase or enter into any employment contract or, unless provided for on or before the date of this Agreement, increase the compensation payable or to become payable to any of its officers or employees or adopt or increase the benefits of any bonus, insurance, pension or other employee benefit plan, payment or arrangement, except for those increases, consistent with past practices, normally occurring as the result of regularly scheduled salary reviews and increases, and except for increases directly or indirectly required as a result of changes in applicable Laws;

(g)          except for the purpose of the Transaction, not to amend its Memorandum and Articles of Association;

(h)          not merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire any business operations of, any Person;

(i)          not make any payments outside the ordinary course of business; and

(j)          not make any capital expenditures, except in accordance with prudent business and operational practices consistent with prior practice.

6.2          Shareholder Meeting. China Growth shall, if required, cause a meeting of its shareholders (the “Acquisition Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption of this Agreement and the approval of the transactions and other matters as contemplated or necessitated by this Agreement (including, if applicable, increase of authorized share capital), pursuant to the requirements of China Growth’s Memorandum and Articles of Association. China Growth shall use its commercially reasonable efforts to cause its Board of Directors to recommend that its shareholders vote in favor of such matters. In connection with such meeting, China Growth (a) will prepare and mail to its shareholders a Proxy Statement as required by the Exchange Act (the “Proxy Statement”) and all other proxy materials for such meeting, (b) will use its commercially reasonable efforts to obtain the necessary approvals by its shareholders of this Agreement and the Transactions, and (c) will otherwise comply with all legal requirements applicable to such meeting. As a condition to the filing and distribution of the Proxy Statement to the China Growth shareholders, China Growth will have received the Proxy Statement Information from the Company Group. Except for the Proxy Statement Information provided in accordance with Section 5.13, the Proxy Statement will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements in the Proxy Statement not misleading.

6.3          No Other Negotiations. Until the earlier of the Closing or the termination of this Agreement, China Growth shall not (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any negotiations or discussions looking toward, or (c) enter into any agreement or understanding providing for, any acquisition of any capital shares of China Growth or of any part of its assets or businesses (in whole or in part), nor shall China Growth provide any information to any Person for the purpose of evaluating or determining whether to make or pursue any such inquiries or proposals with respect to any such acquisition.

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6.4          Fulfillment of Conditions. From the date hereof to the Closing Date, China Growth shall use its commercially reasonable efforts to fulfill the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions, and (b) taking or refraining from such actions as may be necessary to fulfill such conditions (including conducting the business of China Growth in such manner that on the Closing Date the representations and warranties of China Growth contained herein shall be accurate as though then made).

6.5          Disclosure of Certain Matters. From the date hereof through the Closing Date, China Growth shall give the Company prompt written notice of any event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (b) would cause any of the representations and warranties of China Growth contained herein to be inaccurate or otherwise misleading, (c) gives China Growth any reason to believe that any of the conditions set forth in Article VIII will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of China Growth, or (e) would require any amendment or supplement to the Proxy Statement.

6.6          Post-Closing Assurances. China Growth, from time to time after the Closing and at the request of the Company, will take such other actions and execute and deliver such other documents, certifications and further assurances as the Company may reasonably require in order to manage and operate its business, including without limitation executing such certificates as may be reasonably requested by the Company’s accountants in connection with any audit of the financial statements of the Company for any period through the Closing Date.

6.7          Regulatory and Other Authorizations; Notices and Consents.

(a)          China Growth shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents and will cooperate fully with the Company in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)          China Growth shall give prompt notice to third parties and use commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Company or the Founder may in their reasonable discretion deem necessary or desirable in connection with the Transactions.

6.8          Books and Records.

(a)          On and after the Closing Date, China Growth will permit the Founder, during normal business hours, to have access to and to examine and make copies of all books and records of any member of the Company Group which are delivered to China Growth pursuant to this Agreement and which relate to their businesses or to events occurring prior to the Closing Date or to transactions or events occurring subsequent to the Closing Date which arise out of transactions or events occurring prior to the Closing Date to the extent reasonably necessary to the Founder in connection with preparation of any Tax returns, Tax audits, government or regulatory investigations, lawsuits or any other matter in which he is a party to the proceeding or in which it has a reasonable business interest.

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(b)          China Growth will preserve and keep all books and records with respect to any member of the Company Group and their businesses for a period of at least seven years from the Closing Date. After such seven year period, before China Growth shall dispose of any such books and records, at least 90 days’ prior written notice to such effect shall be given by China Growth to the Founder. The Founder shall be given an opportunity, at his cost and expense, to remove and retain all or any part of such books or records as the Founder may select.

Article VII
ADDITIONAL COVENANTS OF THE PARTIES

7.1          Other Information. If in order to properly prepare documents required to be filed with any Governmental Authority or financial statements of the Company Group, it is necessary that a Party be furnished with additional information relating to any member of the Company Group, and such information is in the possession of the other Parties, such other Parties agree to use their commercially reasonable efforts to furnish such information in a timely manner to such Party, at the cost and expense of such Party.

7.2          Mail Received After Closing.

(a)          If China Growth or the Company receives after the Closing any mail or other communications addressed to the Founder, Seller, China Growth or the Company may open such mail or other communications and deal with the contents thereof in its discretion to the extent that such mail or other communications and the contents thereof relate to the Company Group. China Growth or the Company will deliver promptly or cause to be delivered to the Seller and Founder all other mail addressed to it and the contents thereof which does not relate to the Company Group.

(b)          If Seller or the Founder receive after the Closing Date mail or other communications addressed to Seller or the Founder which relate to the Company Group, the Founder or Seller shall promptly deliver or cause to be delivered all such mail and the contents thereof to China Growth.

7.3          Further Action.

(a)          Upon the terms and subject to the conditions hereof, each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the Transactions. Upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

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(b)          Subject to compliance with applicable Laws, from the date hereof until the Closing Date, the Parties and/or their Representatives shall confer on a regular and frequent basis to discuss material operational matters and the general status of ongoing operations.

(c)          No information or knowledge obtained in any discussion pursuant to this Section 7.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Transactions.

7.4          Schedules. The Parties shall have the obligation to supplement or amend the schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement the schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Article IX, the representations and warranties of the Parties shall be made with reference to the schedules as they exist at the time of execution of this Agreement.

7.5          Execution of Agreements. On or before the Closing Date, each Party shall execute and deliver each Transaction Document to which it is a party.

7.6          Confidentiality. The Company, on the one hand, and China Growth, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Laws, all documents and information concerning the other Parties furnished to it by such other Parties or their Representatives in connection with the Transactions (except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party or (c) later lawfully acquired from other sources, which source is not the agent of the other Party, by the Party to which it was furnished), and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Parties if it exercises the same care as it takes to preserve confidentiality for its own similar information.

7.7          Public Announcements. From the date of this Agreement until the Closing or termination of this Agreement, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of the other Parties, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the Transactions as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

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7.8          Board of China Growth. The Board of Directors of China Growth after the Closing will initially consist of seven (7) members, with five (5) members (two (2) of whom shall be independent directors) designated by Company Shareholders, who shall include the Founder, Bin Lin, Lin Bao, Yeiliang Zhou and Xengbiao Zhu and with two (2) members (each of whom shall be an independent director) designated by China Growth who shall include Xuesong Song and Jin Shi. The independent directors shall satisfy the independence requirements of NASDAQ. In addition, the membership of the Board of Directors of China Growth shall comply with the requirements of Section 9.6 for the existence of the Independent Committee.

7.9          Registration Statement. China Growth shall prepare and file a Registration Statement with the Commission within ten (10) business days of Closing and use its reasonable best efforts to have it declared effective within three (3) months of the Closing.

Article VIII
CONDITIONS TO CLOSING

8.1          Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions.

(a)          Approval by China Growth’s Shareholders. This Agreement and the Transactions shall, if required, have been approved by the requisite percentage the holders of the ordinary shares of China Growth in accordance with China Growth’s Memorandum and Articles of Association.

(b)          Approval by Company’s Shareholders. This Agreement and the Transactions shall have been approved by the Company’s shareholders in accordance with the Company’s Memorandum and Articles of Association.

(c)          Litigation. No order, stay, judgment or decree shall have been issued by any Governmental Authority preventing, restraining or prohibiting in whole or in part, the consummation of the Transactions or instrumental to the consummation of the Transactions, and no action or proceeding by any Governmental Authority shall be pending or threatened (including by suggestion through investigation) by any Person, which questions, or seeks to enjoin, modify, amend or prohibit (i) the ownership or Control of any member of the Company Group, (ii) the purchase of Company Shares or the sale and issuance of China Growth Shares, (iii) the Acquisition Shareholder Meeting and use of the Proxy Statement by China Growth, or (iv) the conduct in any material respect of the business as a whole or any material portion of the business conducted or to be conducted by any member of the Company Group or the (direct, indirect or beneficial) ownership or Control of any member of the Company Group by Seller.

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(d)          Transaction Documents. The Company shall have executed and delivered each of the following agreements (together with this Agreement, the “Transaction Documents”):

(i)          A Contractual Management Agreement, among Pingtan Guansheng Ocean Aquatic Products Co., Ltd. (the “WFOE”), Ms. Honghong Zhuo, Mr. Zhiyan Lin and Pingtan Fishing (the “Management Agreement”), in substantially the form attached hereto as Exhibit A, pursuant to which, the WFOE shall have the exclusive contractual management right of the business operation of Pingtan Fishing in exchange for its net profit. This agreement provides for the transfer of the economic interests in Pingtan Fishing from Pingtan Fishing to the WFOE;

(ii)         An Equity Interest Pledge Agreement, among Ms. Honghong Zhuo, Mr. Zhiyan Lin, the WFOE and Pingtan Fishing (the “Equity Pledge Agreement”) in substantially the form attached hereto as Exhibit B, pursuant to which, each of the registered shareholders of Pingtan Fishing shall pledge all of its equity interests in Pingtan Fishing to the WFOE to guarantee the performance of contract obligations of Pingtan Fishing and its registered shareholders, as applicable, under the Management Agreements, Power of Attorney, Exclusive Call Option Agreement and Equity Pledge Agreement;

(iii)        A Power of Attorney, executed by Ms. Honghong Zhuo, Mr. Zhiyan Lin (the “Power of Attorney”), in substantially the form attached hereto as Exhibit C, pursuant to which each of the registered shareholders of Pingtan Fishing shall grant to the WFOE and the designee(s) of the WFOE the power to exercise all voting rights of such shareholder, including but not limited to the power to determine the sale or transfer of all or part of such shareholder’s equity interests in, and appoint and elect the directors and senior officers of, Pingtan Fishing; and

(iv)        An Exclusive Call Option Agreement, among Ms. Honghong Zhuo, Mr. Zhiyan Lin, the WFOE and Pingtan Fishing (the “Exclusive Call Option Agreement”), in substantially the form attached hereto as Exhibit D, pursuant to which each of the registered shareholders of Pingtan Fishing shall irrevocably and unconditionally grant the WFOE or its designee(s) an exclusive option to purchase, at any time if and when permitted under PRC laws, all or any portion of the equity interests in Pingtan Fishing for the lowest price permissible under PRC laws.

8.2           Conditions to Obligations of Company. The obligations of the Founder and the Company to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          Representations and Warranties. Without supplementation after the date of this Agreement, the representations and warranties of China Growth contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and China Growth shall have delivered to the Founder a certificate signed by a duly authorized officer thereof to such effect.

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(b)          Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement to be performed by China Growth at or prior to the Closing shall have been duly and properly performed or fulfilled in all material respects, and China Growth shall have delivered to the Founder a certificate signed by a duly authorized officer thereof to such effect.

(c)          Consents. China Growth shall have obtained and delivered to the Founder copies of consents of all third parties, as appropriately required for the consummation of the Transactions.

(d)          No Adverse Changes. At the Closing, there shall have been no material adverse change in the assets, liabilities or financial condition of China Growth from that shown in the China Growth’s Balance Sheet and related statements of income. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which, in the reasonable opinion of the Company, would have had a Material Adverse Effect on China Growth.

(e)          Supplemental Disclosure. If China Growth shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 7.4 in any material respect, the Company shall give notice to China Growth that as a result of information provided to the Company in connection with any or all of such amendments or supplements, the Company have determined to proceed with the consummation of the Transactions.

(f)          Necessary Proceedings. All proceedings, corporate or otherwise, to be taken by China Growth in connection with the consummation of the Transactions shall have been duly and validly taken, and copies of all documents, resolutions and certificates incident thereto, duly certified by China Growth as of the Closing, shall have been delivered to the Seller.

(g)          Resignations. Effective as of the Closing, all directors and officers of China Growth shall have resigned all positions with China Growth, except that Xuesong Song and Jin Shi shall remain directors of China Growth following the Closing.

(h)          Assumption Agreement. Xuesong Song and Jin Shi shall have executed the Assumption Agreement attached hereto as Exhibit G, and each such agreement shall remain in full force and effect.

8.3          Conditions to Obligations of China Growth. The obligations of China Growth to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          Deliveries. Seller shall have delivered the Company Shares and such other documents, certificates and instruments as may be reasonably requested by China Growth in connection with the transfer of the Company Shares.

(b)          Repayment of Funds. The applicable related party of the Company shall have repaid seventy percent (70%) of the net amount resulting if the “Amount Due From Related Parties” line item is off-set against the “Amount Due To Related Parties” line item (the “Funds of Related Party”), both contained in the Company’s unaudited balance sheet as of September 30, 2012. The Founder shall agree in writing prior to the Closing to guarantee that the applicable related party of the Company should repay the remaining thirty percent (30%) of Funds of Related Party on or prior to the first anniversary of the Closing. If the relevant related party does not fully pay the Funds of Related Party by such date, the Founder should pay for outstanding amount.

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(c)          Financial Statements. The Company shall have provided China Growth an interim consolidated balance sheet as of the end of each succeeding fiscal quarter ending more than 45 days prior to the Closing, and related consolidated statements of income and cash flows for each such quarter, reviewed by the Company’s Accountants (collectively, the “Future Interim Financial Statements”). The Future Interim Financial Statements will have been prepared in accordance with U.S. GAAP throughout the periods indicated therein and fairly present the consolidated financial condition and results of operations of the Company as of the dates and for the periods indicated therein, except as disclosed therein and except for the absence of notes.

(d)          Representations and Warranties. Without supplementation after the date of this Agreement, the representations and warranties of the Company and the Founder contained in this Agreement shall be with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the Closing, and with respect to all the other representations and warranties, true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, and the Company or the Founder, as applicable, shall have delivered to China Growth a certificate signed by a duly authorized officer thereof to such effect.

(e)          Performance of Agreements. All covenants, agreements and obligations required by the terms of this Agreement or the other Transaction Documents to be performed by the Company and the Founder at or prior to the Closing, including lockup agreements as discussed herein, shall have been duly and properly performed or fulfilled in all material respects, and the Company, Seller and/or the Founder, as applicable, shall have delivered to China Growth a certificate signed by a duly authorized officer thereof to such effect.

(f)          Completion of Reorganization. The reorganization described in the Reorganization Plan set forth in Exhibit F attached hereto shall have been completed.

(g)          Legal Opinion. China Growth shall have received a copy of the legal opinion from Dacheng Law Firm, counsel for the Company, addressed to China Dredging and reasonably acceptable to China Growth, dated the Closing Date. The legal opinion must expressely state that it for the purpose of the Transactions and may be relied upon by China Growth and for China Growth’s reference. Dacheng Law Firm will communicate with China Growth regarding the draft of the said legal opinion and China Growth shall deliver the letter of acceptance, which shall not be unreasonable delayed, before the closing.

(h)          Consents and Regulatory Approvals. The Company shall have obtained and delivered to China Growth the consents and regulatory approvals from third parties which are set forth in Section 8.3(h) of the Disclosure Letter.

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(i)          No Adverse Change. Between the date of this Agreement and the Closing Date, there shall not have occurred an event which would reasonably be expected to have a Company Material Adverse Effect.

(j)          Supplemental Disclosure. If the Company or Founder shall have supplemented or amended any schedule pursuant to their obligations set forth in Section 7.4 in any material respect, China Growth shall provide notice to Company or Founder that, as a result of information provided to China Growth in connection with any or all of such amendments or supplements, China Growth has determined to proceed with the consummation of the Transactions.

(k)          Necessary Proceedings. All required corporate proceedings to be taken by the Company, the Subsidiaries and the Affiliates and Seller in connection with the consummation of the Transactions shall have been duly and validly taken, and copies of all resolutions (including but not limited to shareholders’ resolutions and the board of directors’ resolutions), duly certified by the Company, the Subsidiaries, the Affiliates and Seller, as appropriate, as of the Closing, shall have been delivered to China Growth.

(l)          The Company Proxy Statement Information. The Proxy Statement Information, at the time of distribution of the Proxy Statement and at Closing, will accurately reflect the Company, the Subsidiaries, the Affiliates, their businesses and their shareholders, and the Proxy Statement Information will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements in the Proxy Statement Information not misleading as of their respective dates.

Article IX
INDEMNIFICATION

9.1          Survival. The representations and warranties of the Company and the Founder in Article III shall survive the Closing for a period of two (2) years. The representations and warranties of China Growth set forth in Article IV shall survive the Closing for a period of two (2) years. Any covenant or agreement contained in this Agreement to be performed prior to or after the Closing shall survive the Closing for two (2) years, except as otherwise provided herein.

9.2          Indemnification by the Company. Subject to the limitations set forth in Section 9.5, the Founder and the Company shall indemnify and hold harmless China Growth from and against, and shall reimburse China Growth (which term, for purposes of this Article IX, includes, after the Closing, the Company) for, any Damages which it may sustain, suffer or incur, whether as a result of any Third Party Claim or otherwise, and which arise from or in connection with or are attributable to the breach of any of the representations or warranties or covenants of the Founder or the Company contained in this Agreement. The indemnity in the foregoing sentence shall survive the Closing for a period of two (2) years after the Closing. The Founder and the Company shall give prompt written notice to China Growth of any Third Party Claims or other facts and circumstances known to the Founder or the Company which may entitle China Growth to indemnification under this Section 9.2.

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9.3          Indemnification by China Growth. Subject to the limitations set forth in Section 9.5, China Growth shall indemnify and hold harmless the Founder and the Company from and against, and shall reimburse the Founder for, any Damages which may be sustained, suffered or incurred by the Founder, whether as a result of Third Party Claims or otherwise, and which arise or result from or in connection with or are attributable to the breach of any of China Growth’s representations or warranties or covenants contained in this Agreement. The indemnity in the foregoing clause shall survive the Closing for a period of two (2) years after the Closing Date, other than Claims arising as a result of a breach of the representations and warranties in Section 4.2, as to which it shall survive without limitation as to time. China Growth shall give the Founder prompt written notice of any Third Party Claims or other facts and circumstances known to China Growth which may entitle the Founder to indemnification under this Section 9.3.

9.4          Notice, Etc.

(a)          A Party required to make an indemnification payment pursuant to this Agreement (“Indemnifying Party”) shall have no liability with respect to Third Party Claims or otherwise with respect to any covenant, representation, warranty, agreement, undertaking or obligation under this Agreement unless the Party entitled to receive such indemnification payment (“Indemnified Party”) gives notice to the Indemnifying Party specifying (i) the covenant, representation or warranty, agreement, undertaking or obligation contained herein which it asserts has been breached, (ii) in reasonable detail, the nature and dollar amount (or estimate, if the magnitude of the Claim cannot be precisely determined at that time) of any Claim the Indemnified Party may have against the Indemnifying Party by reason thereof under this Agreement, and (iii) whether or not the Claim is a Third Party Claim.

(b)          With respect to Third Party Claims, an Indemnified Party (i) shall give the Indemnifying Party prompt notice of any Third Party Claim, (ii) prior to taking any action with respect to such Third Party Claim, shall consult with the Indemnifying Party as to the procedure to be followed in defending, settling, or compromising the Third Party Claim, (iii) shall not consent to any settlement or compromise of the Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iv) shall permit the Indemnifying Party, if it so elects, to assume the exclusive defense of such Third Party Claim (including, except as provided in Section 9.4(d), the compromise or settlement thereof) at its own cost and expense.

(c)          If the Indemnifying Party shall elect to assume the exclusive defense of any Third Party Claim pursuant to this Agreement, it shall notify the Indemnified Party in writing of such election, and the Indemnifying Party shall not be liable hereunder for any fees or expenses of the Indemnified Party’s counsel relating to such Third Party Claim after the date of delivery to the Indemnified Party of such notice of election.

(d)          The Indemnifying Party will not compromise or settle any such Third Party Claim without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the relief provided is other than monetary damages or such relief would have a Material Adverse Effect on the Indemnified Party. Notwithstanding the foregoing, if the Indemnifying Party elects to assume the defense with respect to any Third Party Claim, the Indemnifying Party shall have the right to compromise or settle for solely monetary damages such Third Party Claim, provided such settlement would not reasonably be expected to have a Material Adverse Effect on the Indemnified Party.

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(e)          Notwithstanding the foregoing, the Party which defends any Third Party Claim shall, to the extent required by any insurance policies of the Indemnified Party, share or give control thereof to any insurer with respect to such Claim.

9.5          Limitations.

(a)          The Founder and the Company shall not be required to indemnify China Growth under Section 9.2 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $200,000, but then the Founder will be liable for the full amount of Damages.

(b)          China Growth shall not be required to indemnify the Founder under Section 9.3 unless the aggregate of all amounts for which indemnity would otherwise be due against it exceeds $200,000, but then China Growth will be liable for the full amount of Damages.

9.6          Claims On Behalf or In Right of China Growth. Pursuant to the provisions of this Article IX, if any Claim for indemnification is to be brought against the Company on behalf of or by right of China Growth, the Company may, at its sole discretion, decide to have such Claim determined solely and exclusively by an Independent Committee of the Board of Directors of China Growth (the “Independent Committee”). Any decision of the Independent Committee will be binding on and non-appealable by the Parties. At the Closing, the Independent Committee will initially consist of Xuesong Song and Zengbiao Zhu and thereafter must consist of at least two directors of China Growth that are “independent directors” under Nasdaq listing rules and shall not be direct or beneficial owners of 5% or more of the voting capital shares of China Growth. For a period of not less than four years after Closing or such longer period until final resolution of Claims then pending under this Article IX brought by or by right of China Growth, the Board of Directors of China Growth will maintain a sufficient number of independent directors such that it will be able to maintain the Independent Committee. For the sake of clarity, if the Independent Committee is not able to render a decision, or if at any time prior to a decision of the Independent Committee the Company decides not to pursue resolution of the Claim before the Independent Committee, the Parties may pursue any other forum for resolving disputes available hereunder.

9.7          No Claim Against Trust Fund. It is understood by the Founder and the Company that in the event of breach of this Agreement or any other Transactional Documents by China Growth, that they have no right to any amount held in the Trust Account and they will not make any claim against the amount of the funds held in the Trust Account.

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9.8          Penalty Payments.

(a)          The Parties hereto agree that in the event that the Company and the Founder, on the one hand, breach the provisions of Section 5.7, or China Growth, on the other hand, breaches the provisions of Section 6.3, as applicable, then, if within six (6) months after such breach, the breaching Party closes any transaction or financing relating to the capital stock, debt, assets or business, in whole or in part, whether through direct purchase, merger, consolidation or other business combinations; the breaching Party(s) shall pay to the non- breaching Party the sum of US$3 million, plus non-breaching Party’s reasonable costs incurred in enforcing this Section, within thirty (30) days after request by the non-breaching Party.

(b)          The Company and the Founder shall be jointly and severally liable for any amounts payable to China Growth under this Section 9.8.

(c)          Any amounts payable by China Growth under this Section 9.8, shall be assumed by Xuesong Song and Jin Shi pursuant to the Assumption Agreement.

Article X
TERMINATION AND ABANDONMENT

10.1        Methods of Termination. The Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a)          by written consent of the Parties;

(b)          (i) by China Growth, if the Company amends or supplements any schedule hereto in accordance with Section 7.4 hereof and such amendment or supplement reflects facts or events that would reasonably be expected to have a Company Material Adverse Effect, or (ii) by the Company, if China Growth amends or supplements any schedule hereto in accordance with Section 7.4 hereof and such amendment or supplement reflects facts or events that would reasonably be expected to have a Material Adverse Effect on China Growth;

(c)          by either China Growth or the Company, if the Closing has not occurred by February 26, 2012 (or such later date as may be established by the shareholders of China Growth as the deadline by which China Growth must complete a Business Combination); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that is then in breach of any of its covenants, representations or warranties in this Agreement;

(d)          by Company, (i) if China Growth shall have breached any of its covenants in Article VI or VII hereof in any material respect, (ii) if the representations and warranties of China Growth contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, China Growth has not cured such breach within 10 Business Days of notice from the Company of an intent to terminate;

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(e)          by China Growth, (i) if the Company or the Founder shall have breached any of the covenants in Articles V or VII hereof in any material respect, (ii) if the representations and warranties of the Company and the Founder contained in this Agreement shall not be true and correct in all material respects, at the time made, or (iii) if such representations and warranties shall not be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made again at and as of the Closing Date, except to the extent that such representations are made herein as of a specific date prior to the Closing Date, and in any such event, if such breach is subject to cure, the Company and the Founder have not cured such breach within ten (10) Business Days of China Growth’s notice of an intent to terminate;

(f)          by China Growth or the Company if either of their respective Boards of Directors shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in such Board of Directors breaching its fiduciary duties to the shareholders of China Growth or the Company, as applicable, under applicable Laws by reason of the pendency of an unsolicited, bona fide written proposal for a superior transaction;

(g)          by the Company or the Founder, if this Agreement and the Transactions shall fail to be approved and adopted by the shareholders of the Company pursuant to its Memorandum and Articles of Association.

10.2        Effect of Termination.

(a)          In the event of termination and abandonment of this Agreement by China Growth or by the Company and the Founder, or both, pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given to the other Parties, and except as set forth in Article IX and this Section 10.2, all further obligations of the Parties shall terminate, no Party shall have any right against the other Parties hereto, and each Party shall bear its own costs and expenses.

(b)          If the Transactions are terminated and/or abandoned as provided herein:

(i)          each Party hereto will return all documents, work papers and other material (and all copies thereof) of the other Parties relating to the Transactions, whether so obtained before or after the execution hereof, to the Party furnishing the same; and

(ii)         all confidential information received by a Party hereto with respect to the business of the other Parties shall be treated in accordance with Section 7.6 hereof, which shall survive such termination or abandonment.

Article XI
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Actions” means any claim, action, suit, litigation, arbitration, inquiry, proceeding or investigation by or pending before any Governmental Authority.

“Acquisition Shareholder Meeting” has the meaning set forth in Section 6.2.

“Affiliate” means, with respect to a Person, any other Person who Controls, is Controlled by or is under common Control with such Person.

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“Agreement” has the meaning set forth in the preamble of this Agreement.

“Assumption Agreement” has the meaning set forth in Section 8.2(h).

“Audited Financial Statements” has the meaning set forth in Section 3.10.

“Business Combination” has the meaning set forth in the Memorandum and Articles of Association of China Growth.

“Business Day” means a day of the year on which banks are not required or authorized to be closed in the City of New York.

“Certain Personal Property” has the meaning set forth in Section 3.13(a).

“Certain Personal Property Leases” has the meaning set forth in Section 3.13(a).

“Certificates” has the meaning set forth in Section 2.2(a).

“China Growth” has the meaning set forth in the preamble of this Agreement.

“China Growth Shares” has the meaning set forth in Section 1.2(a).

“China Growth’s Balance Sheet” has the meaning set forth in Section 4.6.

“Claim” means any claim, demand, suit, proceeding or action.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Commission” has the meaning set forth in Section 4.7.

“Commission Reports” has the meaning set forth in Section 4.7.

“Company” has the meaning set forth in the preamble of this Agreement.

“Company Equity Rights” has the meaning set forth in Section 1.2(a).

“Company Group” means the Subsidiaries and Affiliates of the Company as listed on Exhibit E hereto.

“Company Financial Statements” has the meaning set forth in Section 3.10.

“Company Material Adverse Effect” means a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole; provided that, without limiting the generality of the foregoing, any adverse effect resulting in any loss, directly or indirectly, of at least US$400,000 or its equivalent, to the Company and its Subsidiaries, taken as a whole, shall be deemed to constitute a Company Material Adverse Effect.

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“Company Ordinary Shares” has the meaning set forth in Section 1.2(a).

“Company Shares” has the meaning set forth in Section 1.2(a).

“Company’s Accountants” means UHY Vocation HK CPA Limited.

“Competitive Business” has the meaning set forth in Section 5.5(g).

“Confidential Information” has the meaning set forth in Section 5.5(a).

“Contracts” mean any contract, agreement, lease, license or similar instrument.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the Board of Directors or comparable governing body of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Copyrights” shall mean all copyrights, including rights in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” means the dollar amount of any loss, damage, expense or liability, including, without limitation, reasonable attorneys’ fees and disbursements incurred by an Indemnified Party in any action or proceeding between the Indemnified Party and the Indemnifying Party or between the Indemnified Party and a third party, which is determined (as provided in Article IX) to have been sustained, suffered or incurred by a Party or the Company and to have arisen from or in connection with an event or state of facts which is subject to indemnification under this Agreement; the amount of Damages shall be the amount finally determined by a court of competent jurisdiction or appropriate governmental administrative agency (after the exhaustion of all appeals) or the amount agreed to upon settlement in accordance with the terms of this Agreement, if a Third Party Claim, or by the Parties, if a Direct Claim.

“Direct Claim” means any claim other than a Third Party Claim.

“Disclosure Letter” has the meaning set forth in Section 3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder” has the meaning set forth in the preamble of this Agreement.

“Funds of Related Party” has the meaning set forth in Section 8.3.

“Future Interim Financial Statements” has the meaning set forth in Section 8.3(c).

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“GAAP” means generally accepted accounting principles in a particular jurisdiction, as consistently applied.

“Government Securities” means any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.

“Governmental Authority” means any PRC or non-PRC national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body. For the sake of clarity, “Governmental Authority” does not include any government or state-owned enterprise.

“Indemnified Party” has the meaning set forth in Section 9.4.

“Indemnifying Party” has the meaning set forth in Section 9.4.

“Independent Committee” has the meaning set forth in Section 9.6.

“Intellectual Property” means any intellectual property rights, including, without limitations, Patents, Copyrights, service marks, moral rights, Trade Secrets, Trademarks, designs and Technology, together with (a) all registrations and applications for registration therefore and (b) all rights to any of the foregoing (including (i) all rights received under any license or other arrangement with respect to the foregoing, (ii) all rights or causes of action for infringement or misappropriation (past, present or future) of any of the foregoing, (iii) all rights to apply for or register any of the foregoing, (iv) domain names and URL’s of or relating to the Acquired Assets and variations of the domain names and URL’s, (vi) Contracts which related to any of the foregoing, including invention assignment, intellectual property assignment, confidentiality, and non-competition agreements, and (vii) goodwill of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 8.3(b).

“Knowledge” means, with respect to any Person, the actual knowledge of such Person and that knowledge which should have been acquired by such Person after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs.

“Laws” means all statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards and restrictions, including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, environment, hazardous substances, pollution controls, employment and employment practices and access by the handicapped.

“Lien” means any lien, claim, contingent interest, security interest, charge, restriction or encumbrance, other than those (i) for Taxes not yet due and payable or being contested in good faith by an appropriate proceeding for which adequate reserves have been established, (ii) for mechanics liens or similar liens or labor, materials or supplies incurred in the ordinary course of business for amounts that are not delinquent, (iii) arising by operation of law, and (iv) that, individually or when aggregated, are not material.

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“Material Adverse Effect” means, with respect to any Person, any (i) event, occurrence, fact, condition, change or development that has had a material adverse effect on the operations, results of operations, financial condition, assets or liabilities of such Person; (ii) material adverse effect on such Person’s ability to perform any material obligations of such Person hereunder or under any other Transaction Document or any Material Contract of such Person, as applicable; (iii) material adverse effect on any material rights such Person may have hereunder or under any other Transaction Document or any Material Contract of such Person.

“Material Contract” means, with respect to any Person, any outstanding Contract material to the business of such Person as of or after the date hereof and includes without limitation those Contracts disclosed in Section 3.14 of the Disclosure Letter.

“New Opportunity” has the meaning set forth in Section 5.5(h).

“Non-Competition Period” has the meaning set forth in Section 5.5(g).

“Party” has the meaning set forth in the preamble of this Agreement.

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permits” means all governmental registrations, licenses, permits, authorizations and approvals.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, joint venture, proprietorship, association, firm, trust, estate, unincorporated organization, cooperative, Governmental Authority, or other enterprise or entity.

“PRC” means the People’s Republic of China, solely for purpose of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means PRC Accounting Standards for Business Enterprises in effect from time to time applied consistently throughout the periods involved.

“Proxy Statement” has the meaning set forth in Section 6.2.

“Proxy Statement Information” has the meaning set forth in Section 5.13.

“Purchase Price” has the meaning set forth in Section 1.2.

“Real Estate Leases” has the meaning set forth in Section 3.12.

“Real Property” has the meaning set forth in Section 3.12.

“Reorganization Plan” means the reorganization plan attached hereto as Exhibit G.

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“Representatives” of a Party means such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Software” means all software, in object, human-readable or source code, whether previously completed or now under development, including programs, applications, databases, data files, coding and other software, components or elements thereof, programmer annotations, and all versions, upgrades, updates, enhancements and error corrections of all of the foregoing.

“Subsidiary” means, with respect to any specified Person, any other Person (other than a natural person) Controlled by such specified Person through direct or indirect ownership of equity securities or contractual relationship. When used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Tax” or “Taxes” means all income, gross receipts, sales, stock transfer, excise, bulk transfer, use, employment, social security, franchise, profits, property or other taxes, tariffs, imposts, fees, stamp taxes and duties, assessments, levies or other charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any government or taxing authority with respect thereto.

“Technology” means any know-how, confidential or proprietary information, name, data, discovery, formulae, idea, method, process, procedure, other invention, record of invention, model, research, Software, technique, technology, test information, market survey, website, or information or material of a like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Third Party Claim” means a Claim by a Person other than a Party hereto or any Affiliate of such Party.

“Trade Secrets” means all trade secrets under applicable Laws and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software and compilations of information) and all claims and rights related thereto.

“Trademarks” means any and all United States and foreign trademarks, service marks, logos, trade names, corporate names, trade dress, Internet domain names and addresses, and all goodwill associated therewith throughout the world.

“Transaction Documents” has the meaning set forth in Section 8.1(c).

“Transactions” has the meaning set forth in Section 2.1.

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“Transfer” has the meaning set forth in Section 5.7.

“United States” or “U.S.” means the United States of America.

Article XII
GENERAL PROVISIONS

12.1         Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of Representatives, incurred in connection with the preparation of this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

12.2         Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by an internationally recognized courier or transmitted by electronic correspondence (in .PDF) or by telecopy to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to the Seller: [Note: Insert notice info]

[_________________________]
Email:_______________

with a copy (which shall not constitute notice) to:

Dacheng Law Firm
Dacheng Law Offices LLP (Fuzhou)
22F North Tower of Huacheng International Building
162 Wusi Road, Fuzhou City
Fujian Province, P.R. China
Attention: Qingqing Li
Email: ___________________

(b)	If to the Company:

Floor 18, Tower A, Zhongshan Building
No. 154, Hudong Road, Gulou District
Fuzhou City, Fujian Province. 350001, PRC
Attention: Qing Lin
with a copy to:

with a copy (which shall not constitute notice) to:

DLA Piper LLP US
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104
Attention: Andrew Ledbotter
Email: Andrew.ledbetter@dlapiper.com
Facsimile: 206-494-1800

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Dacheng Law Firm
Dacheng Law Offices LLP (Fuzhou)
22F North Tower of Huacheng International Building
162 Wusi Road, Fuzhou City
Fujian Province, P.R. China
Attention: Qingqing Li

(c)	If to China Growth:

China Growth Equity Investment Ltd.
CN11 Legend Town,
No.1 Balizhuangdongli, Chaoyang District,
Beijing, 100025, P.R.C.
Attention: Jin Shi
Telephone: 86-10-6550-3186
Facsimile: 86-10-6550-3113 Telephone: 86-10-6569-3988
Facsimile: 86-10-6569-3992
Email: shi@chumcapital.com

with a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, New York 10022
Attention: William Haddad

Telephone: +1 (212) 549-0379
Facsimile: +1 (212) 521-5450
Email: Whaddad@reedsmith.com

12.3         Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

12.4         Waiver. China Growth, on the one hand, and all other Parties, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party(s) to be bound thereby.

12.5         Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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12.6         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

12.7         Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

12.8         Benefit. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties. Prior to the Closing, no Party may assign this Agreement or its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party(s).

12.9         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Except as otherwise provided herein, all actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement or in respect of the Transactions shall be heard and determined in the United States District Court for the Southern District of New York and any federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County) and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding.

12.10         NO JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12.11         Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement. Execution or delivery by electronic transmission (in PDF) shall constitute due execution or delivery for all purposes.

12.12         Regulatory Requirements. In the event that the regulatory requirements of any applicable Governmental Authority (including any new laws or regulations or interpretations of existing laws or regulations) prohibit or materially restrict the ability of the Parties to consummate the acquisition of the Company as contemplated, the Parties will revise the transaction as necessary to comply with such regulatory requirements while preserving to the greatest extent possible the intended economic consequences of the transaction.

(Signatures on Next Page)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

CHINA GROWTH EQUITY INVESTMENT LTD.

By:
Name:
Title:

HEROIC TREASURE LIMITED

By:
Name:
Title:

MERCHANT SUPREME CO., LTD

By:
Name:
Title:

PRIME CHEER CORPORATION LIMITED

By:
Name:
Title:

FUJIAN PROVINCIAL PINGTAN COUNTY OCEAN FISHING GROUP CO., LTD

By:
Name:
Title:

FUZHOU HONGLONG OCEAN FISHERY CO., LTD

By:
Name:
Title:

ZHUO XINRONG

[Signature Page to Share Purchase Agreement]

ACCEPTED AND AGREED AS TO SECTION 9.8

XUESONG SONG

JIN SHI

[Signature Page to Share Purchase Agreement]